Exhibit 99.1

Comtech Announces its Intention to Declassify its Board of Directors

MELVILLE, NY -- August 16, 2021 -- Comtech Telecommunications Corp. (NASDAQ: CMTL), a global leading provider of next-generation 911 emergency systems and secure wireless communications technologies, announced today that its recently refreshed Board of Directors intends to submit a plan to Comtech’s shareholders at the Fiscal 2021 Annual Meeting of Stockholders to eliminate staggered three-year terms for its directors.

Fred Kornberg, Comtech’s Chairman of the Board and Chief Executive Officer, commented: “As we continue working to create and deliver sustained value to our shareholders, we remain committed to sound corporate governance practices and Board refreshment. During our Board’s first meeting in fiscal year 2022, our directors approved the recommendation of our Nominating and Governance Committee to develop a comprehensive plan ahead of our 2021 Annual Meeting to declassify the Board.”

A detailed description of the plan will be included in the Company’s proxy statement, which will be filed with the Securities and Exchange Commission prior to the 2021 Annual Meeting, which the Board anticipates holding in December 2021.

This press release is being provided for informational purposes only and does not constitute the solicitation of any vote for approval of any transaction or proposal.

About Comtech
Comtech Telecommunications Corp. is a global leading provider of next-generation 911 emergency systems and critical wireless communication technologies to commercial and government customers around the world. Headquartered in Melville, New York and with a passion for customer success, Comtech designs, produces and markets advanced and secure wireless solutions to customers in more than 100 countries. For more information, please visit www.comtechtel.com.

Forward-Looking Statements
Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company’s Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in Securities and Exchange Commission filings.

PCMTL
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Media Contact:
Kekst CNC
Kimberly.Kriger@kekstcnc.com / Nick.Capuano@kekstcnc.com
(212) 521-4800

Comtech Investor Relations:
Michael D. Porcelain
President and Chief Operating Officer
(631) 962-7005
investors@comtech.com